Exhibit (h)(8)

                          EXPENSE LIMITATION AGREEMENT

                             ALLIANCEBERNSTEIN L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105

                                                               October 12, 2012

AllianceBernstein Cap Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

            AllianceBernstein L.P. herewith confirms our agreement with you as follows:

            1. You are an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Advisory Agreement dated as of October 12, 2012 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets with respect to the AllianceBernstein Emerging Markets Equity Portfolio (the "Portfolio").

            2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate expenses incurred by the Portfolio, including but not limited to the fees payable to us pursuant to the Advisory Agreement ("Advisory Fees"), but not including (i) extraordinary expenses, (ii) interest expense, (iii) the fees and expenses of registered investment companies or series thereof in which the Portfolio invests ("Acquired Funds") other than investment advisory fees of Acquired Funds for which we serve as investment adviser (the "Limitation"). Under the Limitation, we agree that, through October 12, 2015, such expenses shall not exceed a percentage (the "Percentage Expense Limitation") of the Portfolio's average daily net assets equal to, on an annualized basis, 1.75% in the case of the Class A shares, 2.45% in the case of the Class B shares, 2.45% in the case of the Class C shares, 1.45% in the case of the Advisor Class shares, 1.95% in the case of the Class R shares, 1.70% in the case of the Class K shares, 1.45% in the case of the Class I shares, 1.70% in the case of the Class 1 shares and 1.45% in the case of the Class 2 shares.

            To determine our liability for expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year, or limitation period, if shorter (the "Prorated Limitation"). The Prorated Limitation shall be compared to the Portfolio's expenses recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses"). If Advisory Fees and the Portfolio's other expenses for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees"). In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible for the additional excess ("Other Expenses Exceeding Limit"). Cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit shall be paid to us in the future, provided that
(1) no such payment shall be made to us after October 12, 2015, (2) such payment shall be made only to the extent that it does not cause your aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation, and (3) no such payment shall be made to us to the extent that the aggregate of such payments would exceed the amount of offering expenses (as defined by the Financial Accounting Standards Board) recorded by you for financial reporting purposes on or before October 12, 2013.

            3. Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Agreement during any time period before or after October 12, 2015; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after October 12, 2015, or, except as expressly set forth herein, prior to such date.


            4. This Agreement shall become effective on the date hereof and remain in effect until October 12, 2015. Upon the termination or expiration hereof, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.

            5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

            If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                                   Very truly yours,

                                                   ALLIANCEBERNSTEIN L.P.




                                                   By:
                                                      --------------------------
                                                      Emilie D. Wrapp
                                                      Assistant Secretary


Agreed to and accepted
as of the date first set forth above.


ALLIANCEBERNSTEIN CAP FUND, INC.


By:
    -----------------------------
    Eric C. Freed
    Assistant Secretary


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